Exhibit 99.1

Electromed, Inc. Announces Fiscal 2023 Third Quarter Results

Quarterly Net Revenue Increase of 19% Year-over-Year

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended March 31, 2023 (“Q3 FY 2023”).

Q3 FY 2023 Highlights

●	Record quarterly net revenues of $12.1 million, a 19% year-over-year increase

●	Homecare revenue of $11.0 million, an increase of 21% year-over-year

●	Generated operating income of $1.2 million, an increase of 39% year-over-year

●	Net income of $1.1 million, or $0.12 per fully diluted share, compared with net income of $645,000, or $0.07 per diluted share, in the same period a year ago

●	Cash as of March 31, 2023 was $6.8 million

“I’m very pleased to report 19% revenue growth in the third quarter of fiscal year 2023 coupled with net income growth that further demonstrates that our investments in growth are yielding strong results,” said Kathleen Skarvan, President and Chief Executive Officer. “Our revenue growth was driven by strong referral growth, improved productivity by our expanded sales team and the recent launch to the homecare market of our next generation SmartVest Clearway”

Ms. Skarvan continued, “Our SmartVest Clearway has been received very positively by clinicians and patients due to its state-of-the-art patient experience with a simple touch screen user interface, remote monitoring of data, and is the lightest HFCWO generator on the market. We believe that Electromed is well-positioned for growth and profitability in calendar 2023.”

Fiscal Third Quarter Results

Net revenues for Q3 FY 2023 increased by 19% year-over-year to $12.1 million, compared with $10.1 million in the same period the prior year. The increase over the prior year was driven by an increase in referrals and approvals due to an expanded sales force and reimbursement team.

Home care revenue increased by $1,938,000, or 21.5%, for the three months ended March 31, 2023 compared to the same period in the prior year. The increase was primarily due to an increase in referrals and approvals. The increase in referrals was due to an increase in direct sales representatives as well as positive market momentum from the introduction of our newest generation SmartVest Clearway in the quarter and was partially offset by a temporary interruption in supply chain and associated operations in the quarter. Field sales force employees totaled 57 at quarter end, 48 of which were direct sales representatives. Sales productivity remained within our expected range during the quarter, with annualized home care revenues per direct sales representative at $908,000, within Electromed’s target range of $850,000 to $950,000.

Gross profit increased to $9,056,000, or 75.0% of net revenues, for the three months ended March 31, 2023, from $7,743,000, or 76.4% of net revenues, in the same period in the prior year. The decrease in gross profit as a percentage of net revenues compared to the same period in the prior year was primarily due to increased material costs and component broker fees incurred to ramp up supply for the Clearway product.

Selling, general and administrative (“SG&A”) expenses were $7,694,000 for the three months ended March 31, 2023, representing an increase of $1,150,000, or 17.6%, compared to the same period in the prior year. The increase in SG&A expense was primarily due to increased payroll and compensation expense related to the higher average number of sales, sales support, marketing, and reimbursement personnel to process higher patient referrals.

Operating income for the three months ended March 31, 2023 was $1,196,000, compared to $863,000 for the same period in the prior year. The increase in operating income was driven primarily by revenue growth and a decrease in Research & Development expenses but partially offset by increased SG&A expenses related to our sales and reimbursement investments, as well as increased material costs and broker fees incurred to accelerate the ramp up supply for the Clearway product.

Net income for the three months ended March 31, 2023 was $1,075,000, or $0.12 per diluted share, compared to $645,000, or $0.07 per diluted share, for the same period in the prior year.

As of March 31, 2023, Electromed had $6.8 million in cash, $22.3 million in accounts receivable, working capital of $28.8 million, and total shareholders’ equity of $36.4 million.

Conference Call and Webcast Information

Interested parties may participate in the call by dialing (888) 999-5318 (Domestic) or (848) 280-6460 (International). The live conference call webcast will be accessible in the Investor Relations section of Electromed’s web site and directly via the following link: Fiscal Third Quarter Earnings Webcast.

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 0151926. Additionally, an online replay will be available in the Investor Relations section of Electromed’s web site at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “assume,” “believe,” “continue,” “expect,” “may,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, component or raw material shortages, changes to lead times or significant price increases, changes to Medicare, Medicaid, or private insurance reimbursement policies; the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, supply chain, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2023	June 30, 2022
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,776,000	$8,153,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	22,345,000	21,052,000
Contract assets	570,000	286,000
Inventories	3,451,000	3,178,000
Prepaid expenses and other current assets	1,808,000	1,870,000
Income tax receivable	219,000	-
Total current assets	35,169,000	34,539,000
Property and equipment, net	5,502,000	4,568,000
Finite-life intangible assets, net	604,000	599,000
Other assets	60,000	120,000
Deferred income taxes	1,506,000	1,538,000
Total assets	$42,841,000	$41,364,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	1,289,000	1,261,000
Accrued compensation	2,082,000	2,742,000
Income tax payable	-	51,000
Warranty reserve	1,333,000	1,256,000
Other accrued liabilities	1,713,000	1,840,000
Total current liabilities	6,417,000	7,150,000
Other long-term liabilities	30,000	41,000
Total liabilities	6,447,000	7,191,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized;
8,556,600 and 8,475,438 shares issued and outstanding, as of March 31, 2023 and June 30, 2022, respectively	86,000	85,000
Additional paid-in capital	18,548,000	18,308,000
Retained earnings	17,760,000	15,780,000
Total shareholders’ equity	36,394,000	34,173,000
Total liabilities and shareholders’ equity	$42,841,000	$41,364,000

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Net revenues	$12,068,000	$10,141,000	$34,455,000	$30,390,000
Cost of revenues	3,012,000	2,398,000	8,386,000	7,066,000
Gross profit	9,056,000	7,743,000	26,069,000	23,324,000

Operating expenses
Selling, general and administrative	7,694,000	6,544,000	22,937,000	19,806,000
Research and development	166,000	336,000	618,000	1,041,000
Total operating expenses	7,860,000	6,880,000	23,555,000	20,847,000
Operating income	1,196,000	863,000	2,514,000	2,477,000
Interest income, net	26,000	6,000	37,000	21,000
Net income before income taxes	1,222,000	869,000	2,551,000	2,498,000

Income tax expense	147,000	224,000	418,000	576,000

Net income	$1,075,000	$645,000	$2,133,000	$1,922,000

Income per share:
Basic	$0.13	$0.08	$0.25	$0.23

Diluted	$0.12	$0.07	$0.25	$0.22

Weighted-average common shares outstanding:
Basic	8,461,531	8,454,504	8,449,623	8,485,856
Diluted	8,710,106	8,744,535	8,694,407	8,762,963

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2023	2022
Cash Flows From Operating Activities
Net income	$2,133,000	$1,922,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	370,000	368,000
Amortization of finite-life intangible assets	52,000	105,000
Share-based compensation expense	506,000	703,000
Deferred income taxes	32,000	15,000
Changes in operating assets and liabilities:
Accounts receivable	(1,293,000)	(2,582,000)
Contract assets	(284,000)	98,000
Inventories	(264,000)	9,000
Prepaid expenses and other assets	105,000	(519,000)
Income tax receivable, net	(270,000)	(443,000)
Accounts payable and accrued liabilities	(111,000)	550,000
Accrued compensation	(660,000)	(173,000)
Net cash provided by operating activities	316,000	53,000

Cash Flows From Investing Activities
Investment in property and equipment	(1,221,000)	(980,000)
Investment in finite-life intangible assets	(54,000)	(86,000)
Net cash used in investing activities	(1,275,000)	(1,066,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	40,000	-
Taxes paid on stock options exercised on a net basis	(305,000)	(70,000)
Repurchase of common stock	(153,000)	(962,000)
Net cash used in financing activities	(418,000)	(1,032,000)
Net (decrease) increase in cash	(1,377,000)	(2,045,000)

Cash And Cash Equivalents
Beginning of period	8,153,000	11,889,000
End of period	$6,776,000	$9,844,000